UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 3
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INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
              Section 17(a) of the Public Utility Holding Company
       Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person

   Ronald Nash
   c/o Financial Performance Corporation
   335 Madison Avenue
   New York, NY 10017

2. Date of Event Requiring Statement (Month/Day/Year)

   11/17/99

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   Financial Performance Corporation
   OTC Bulletin Board:  FPCX

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
   N/A

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |   590,000            |       D        |                                               |
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                                           |                      |                |                                               |
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                                           |                      |                |                                               |
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                                           |                      |                |                                               |
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                                           |                      |                |                                               |
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* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
5(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially
           owned directly or indirectly.                                  (Over)


Form 3 (continued) Table II - Derivative Securitites Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
Option (right to buy)   |  Immed.   11/17/01|      Common Stock     | 500,000 |  .8125   |     D       |                           |
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Option (right to buy)   |  Immed.   11/17/02|      Common Stock     | 250,000 |  $5.00   |     D       |                           |
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Option (right to buy)   |  Immed.   11/17/02|      Common Stock     | 500,000 | 1.3125   |     D       |                           |
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Option (right to buy)   |  Immed.   11/17/04|      Common Stock     |1,000,000|  $.43    |     D       |                           |
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                        |                   |                       |         |          |             |                           |
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Explanation of Responses:

                                                 /s/ Ronald Nash
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                                                 SIGNATURE OF REPORTING PERSON


                                                 November 23, 1999
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                                                 DATE


***Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S. C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure


Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.


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